                                                                    Exhibit 12.1

                                                                                  Fiscal Year Ended
                                                        December 30,   December 31,   January 2,   January 3,   January 4,
                                                           2001           2000           2000        1999         1998
                                                        ------------   ------------   ----------   ----------   ----------
                                                                                (dollars in thousands)
DETERMINATION OF RATIO OF EARNINGS
    TO FIXED CHARGES:
Net income (loss) before taxes                            $15,669       $ 6,555        $ (2,666)    $12,835      $17,003
Pro Forma - net income for Budget Gourmet acquisition
Fixed Charges
    Interest expense                                       15,974        12,650          11,777       6,296        5,532
    Amortization of deferred financing costs                  660           649             546         213          944
    Interest component of rent                                307           260             290       1,332        3,004
                                                          -------       -------        --------     -------      -------

Earnings before fixed charges                              32,610        20,114           9,947      20,676       26,483
                                                          =======       =======        ========     =======      =======


Fixed Charges
    Interest expense                                       15,974        12,650          11,777       6,296        5,532
    Amortization of deferred financing costs                  660           649             546         213          944
    Interest component of rent                                307           260             290       1,332        3,004
                                                          -------       -------        --------     -------      -------

Total fixed charges                                        16,941        13,559          12,613       7,841        9,480
                                                          =======       =======        ========     =======      =======

    Ratio of earnings to fixed charges  (a)                   1.9x          1.5x            0.8x        2.6x         2.8x
                                                          =======       =======        ========     =======      =======
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(a)  For purposes of computing the ratio of earnings to fixed charges,
     "earnings" are defined as net income before fixed charges. Fixed charges are defined as interest expense, amortization of deferred financing costs, and the portion of rent expense representing interest. Earnings were inadequate to cover fixed charges by $2.7 million for the year ended
     January 2, 2000.